      As filed with the Securities and Exchange Commission on June 19, 2002
                                                      Registration No. 333-36901

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                             -----------------------
                         POST-EFFECTIVE AMENDMENT NO. 2
                ON FORM S-8 TO REGISTRATION STATEMENT ON FORM S-4
                        UNDER THE SECURITIES ACT OF 1933

                             -----------------------
                                 WORLDCOM, INC.
             (Exact name of registrant as specified in its charter)
             GEORGIA                                 58-1521612
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                           Identification No.)

                            500 CLINTON CENTER DRIVE
                           CLINTON, MISSISSIPPI 39056
                          (Address, including zip code,
                  of registrant's principal executive offices)

                         MCI WORLDCOM STOCK OPTION PLAN
                 MCI WORLDCOM 1988 DIRECTORS' STOCK OPTION PLAN
                       MCI WORLDCOM 1979 STOCK OPTION PLAN
                 MCI COMMUNICATIONS CORPORATION ESOP AND 401(k)
                    FOR EXEMPT EMPLOYEES - PART II - 401(k)
          MCI COMMUNICATIONS CORPORATION ESOP AND 401(k) FOR NONEXEMPT
                          EMPLOYEES - PART II - 401(k)
         WESTERN UNION INTERNATIONAL, INC. 401(k) PLAN FOR COLLECTIVELY
                              BARGAINED EMPLOYEES
--------------------------------------------------------------------------------
                            (Full title of the plans)

                            P. BRUCE BORGHARDT, ESQ.
                                 WORLDCOM, INC.
                              500 TECHNOLOGY DRIVE
                          SAINT CHARLES, MISSOURI 63304
                                 (636) 793-3400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         -------------------------------

                             INTRODUCTORY STATEMENT

      This Post-Effective Amendment No. 2 on Form S-8 to the registration statement on Form S-4, deregisters 47,736,000 shares of WorldCom, Inc. - WorldCom group common stock, par value $0.01 per share ("WorldCom Group Stock"), as adjusted for the Company's 3:2 stock split effective December 30, 1999, and the recapitalization of the Company's common stock effective June 7, 2001, and associated preferred stock purchase rights of WorldCom, Inc. ("WorldCom" or the "Company") originally registered as common stock and associated preferred stock purchase rights on the registration statement on Form S-4 (Registration No. 333-36901) as amended by Post-Effective Amendment No. 1 on Form S-8 filed with the Securities and Exchange Commission on September 14, 1998 (the "Unused Shares"), which shares were recapitalized into WorldCom Group Stock and associated preferred stock purchase rights on June 7, 2001, as reported in the Company's Current Report on Form 8-K dated and filed June 7, 2001. Such shares were originally registered for issuance pursuant to the MCI Communications Corporation ESOP and 401(k) Plan for Exempt Employees - Part II-401(k) and the MCI Communications Corporation ESOP and 401(k) Plan for Nonexempt Employees -
Part II-401(k) (collectively, the "MCI 401(k) Plans") and the Western Union International, Inc. 401(k) Plan for Collectively Bargained Employees (the "Western Union 401(k) Plan"). The MCI 401(k) Plans and the Western Union 401(k) Plan have merged into the WorldCom, Inc. 401(k) Salary Savings Plan (the "WorldCom 401(k) Plan"), with the WorldCom 401(k) Plan as the surviving plan. As a result of the merger, the Unused Shares will not be available for offer and sale under the MCI 401(k) Plans or the Western Union 401(k) Plan. Pursuant to Rule 478(a)(4) under the Securities Act of 1933, as amended (the "Securities Act"), Post-Effective Amendment No. 1 on Form S-8 is hereby amended to remove from registration the Unused Shares which remain unissued under the MCI 401(k) Plans and the Western Union 401(k) Plan and the registrant is transferring a portion of the registration fee associated with the Unused Shares to the WorldCom 401(k) Plan pursuant to a Registration Statement on Form S-8 being concurrently filed herewith. Except as set forth herein, the registration statement on Form S-4 (Registration No. 333-36901) as amended by Post-Effective Amendment No. 1 on Form S-8 filed with the Securities and Exchange Commission on September 14, 1998 remains in full force and effect with respect to the remaining 116,336,000 shares of WorldCom Group Stock and associated preferred stock purchase rights, as adjusted for the Company's 3:2 stock split and the recapitalization of the Company's common stock.


                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this Registration Statement omits the information specified in
Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Securities and Exchange Commission (the "Commission") by WorldCom under File No. 0-11258 pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference and shall be deemed to be a part hereof:

      (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

      (2) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002;

      (3) Our Current Reports on Form 8-K dated February 7, 2002 (filed February 7, 2002), Form 8-K dated February 7, 2002 (filed February 7, 2002), Form 8-K dated March 7, 2002 (filed March 13, 2002), Form 8-K dated May 14, 2002 (filed May 15, 2002), Form 8-K dated May 17, 2002 (filed May 17, 2002), Form 8-K dated May 20, 2002 (filed May 20, 2002), Form 8-K dated May 21, 2002 (filed May 22,
2002), Form 8-K/A dated May 14, 2002 (filed May 28, 2002), and Form 8-K dated May 23, 2002 (filed May 29, 2002);

      (4) The description of our WorldCom Group Stock contained in our registration statement on Form 8-A, filed with the Commission on April 25, 2001, including any amendments or reports filed for the purpose of updating such description; and

      (5) The description of our preferred stock purchase rights relating to rights to purchase series 4 preferred stock contained in our registration statement on Form 8-A dated March 13, 2002, including any amendments or reports filed for the purpose of updating such description.

      All documents filed by WorldCom with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and into the respective prospectus and to be a part hereof and thereof from the date of filing of such documents. Any statement contained herein or therein or in a document incorporated or deemed to be incorporated herein or therein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document incorporated or deemed to be incorporated by reference, which statement is also incorporated herein or therein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the respective prospectus.

      The financial statements of WorldCom for the year ended December 31, 2001 and the WorldCom 401(k) Plan for the year ended December 31, 2000 have been audited by Arthur Andersen LLP ("Andersen"), independent public accountants. Effective May 14, 2002, our Board of Directors engaged KPMG LLP as WorldCom's independent auditors and dismissed Andersen. We have not been able to obtain, after reasonable efforts, the written consent of Andersen regarding the incorporation of its reports regarding such financial statements into this registration statement. However, Rule 437a under the Securities Act permits us to file this registration statement without a written consent from Andersen. Accordingly, Andersen may not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

      Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "Georgia Code") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for any action taken, or any failure to take any action, as a director, provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, for acts or omissions including intentional misconduct or a knowing violation of law, receiving from any transaction an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in Section 14-2-832 of the Georgia Code. Section 14-2-202(b)(4) also does not eliminate or limit the rights of us or any shareholder to seek an injunction or other nonmonetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director, and does not relieve a director from liability arising from his or her role as an officer or in any other capacity.

      The provisions of Article Ten of our Second Amended and Restated Articles of Incorporation, as amended, are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the Georgia Code as outlined above. Article Ten further provides that the liability of our directors shall be limited to the fullest extent permitted by amendments to Georgia law.

      Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees, and agents. Section 14-2-851 of the Georgia Code permits indemnification of an individual for liability incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including, subject to certain limitations, civil actions brought as derivative actions by or in our right) in which he or she is made a party by reason of being our director and a director who, at our request, act as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Section permits indemnification if the director acted in good faith and reasonably believed (1) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (2) in all other cases other than a criminal proceeding that such conduct was at least not opposed to the best interests of the corporation, and (3) in the case of a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding.

      A Georgia corporation may not indemnify a director under Section 14-2-851:
(1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding provided it is determined that such director met the relevant standard of conduct set forth above, or (2) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit.

      Prior to indemnifying a director under Section 14-2-851 of the Georgia Code, a determination must be made that the director has met the relevant standard of conduct. Such determination must be made by: (1) a majority vote of a quorum consisting of disinterested directors; (2) a duly designated committee of disinterested directors; (3) duly selected special legal counsel; or (4) a vote of the shareholders, excluding shares owned by or voted under the control of directors who do not qualify as disinterested directors.

      Section 14-2-856 of the Georgia Code provides that a Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct described in Section 14-2-851 of the Georgia Code, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. Section 14-2-852 of the Georgia Code provides that directors who are successful with respect to any claim brought against them, which claim is brought because they are or were our directors, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith.

      The Georgia Code also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested, and to advance funds to pay for or reimburse reasonable expenses incurred in the defense thereof, subject to restrictions similar to the restrictions described in the preceding paragraph; provided, however, that the corporation may not indemnify a director adjudged liable (1) for any appropriation, in violation of his or her duties, of any business opportunity of WorldCom, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful distributions under Section 14-2-832 of the Georgia Code, or (4) for any transaction in which the director obtained an improper personal benefit.

      Section 14-2-857 of the Georgia Code provides that an officer of WorldCom (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, subject to the same limitations as described above. In addition, we may, as provided by either (1) our Second Amended and Restated Articles of Incorporation, as amended, (2) our Restated Bylaws, (3) general or specific actions by our board of directors, or (4) contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

The indemnification provisions of Article X of our Restated Bylaws and Article Twelve of our Second Amended and Restated Articles of Incorporation, as amended, are consistent with the foregoing provisions of the Georgia Code. However, our Second Amended and Restated Articles of Incorporation, as amended, prohibit indemnification of a director who did not believe in good faith that his or her actions were in, or not opposed to, our best interests, or to have improperly received a personal benefit, or in the case of a criminal proceeding, if such director had reasonable cause to believe his or her conduct was unlawful, or in the case of a proceeding by or in the right of us, in which such director was adjudged liable to us, unless a court shall determine that the director is fairly and reasonably entitled to indemnification in view of all the circumstances. Our Restated Bylaws extend the indemnification available to officers under the Georgia Code to employees and agents.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8. EXHIBITS.

      See Exhibit Index.

ITEM 9. UNDERTAKINGS.

      (a)  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clinton, State of Mississippi on June 19, 2002.

                                    WORLDCOM, INC.



                                    By:   /s/ Scott D. Sullivan
                                        --------------------------------------
                                          Scott D. Sullivan
                                          Executive Vice President and
                                          Chief Financial Officer



                                POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes and appoints John W. Sidgmore, Scott D. Sullivan and P. Bruce Borghardt, and each of them (with full power to each of them to act alone), his true and lawful attorneys in fact and agents for him and on his behalf and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 has been signed by the following persons in the capacities and on the dates indicated.


                      Name                                       Title                           Date
                      ----                                       -----                           ----


/s/ James C. Allen                                              Director                    June 19, 2002
-------------------------------------------------
    James C. Allen


/s/ Judith Areen                                                Director                    June 19, 2002
-------------------------------------------------
    Judith Areen


/s/ Carl J. Aycock                                              Director                    June 19, 2002
-------------------------------------------------
    Carl J. Aycock


/s/ Max E. Bobbitt                                              Director                    June 19, 2002
-------------------------------------------------
    Max E. Bobbitt




                      Name                                       Title                           Date
                      ----                                       -----                           ----


/s/ Francesco Galesi                                            Director                    June 19, 2002
-------------------------------------------------
    Francesco Galesi


/s/ Stiles A. Kellett, Jr.                                      Director                    June 19, 2002
-------------------------------------------------
    Stiles A. Kellett, Jr.


/s/ Gordon S. Macklin                                           Director                    June 19, 2002
-------------------------------------------------
    Gordon S. Macklin


/s/ Bert C. Roberts, Jr.                                 Chairman of the Board              June 19, 2002
-------------------------------------------------
    Bert C. Roberts, Jr.


/s/ John W. Sidgmore                                    Director, President                 June 19, 2002
-------------------------------------------------       Chief Executive Officer
    John W. Sidgmore                                 (Principal Executive Officer)


/s/ Scott D. Sullivan                              Director, Executive Vice President       June 19, 2002
-------------------------------------------------     and Chief Financial Officer
    Scott D. Sullivan                               (Principal Financial Officer and
                                                     Principal Accounting Officer)

      THE WORLDCOM 401(k) PLAN. Pursuant to the requirements of the Securities Act of 1933, the WorldCom 401(k) Plan has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clinton, State of Mississippi, on June 19, 2002.

                                    WORLDCOM, INC. 401(k) SALARY SAVINGS PLAN

                                          AS SUCCESSOR BY MERGER TO THE MCI
                                          COMMUNICATIONS CORPORATION ESOP AND
                                          401(k) FOR EXEMPT EMPLOYEES - PART II
                                          - 401(k), MCI COMMUNICATIONS
                                          CORPORATION ESOP AND 401(k) FOR
                                          NONEXEMPT EMPLOYEES - PART II - 401(k)
                                          AND WESTERN UNION INTERNATIONAL, INC.
                                          401(k) PLAN FOR COLLECTIVELY BARGAINED
                                          EMPLOYEES



                                    By:  /s/ Dennis Sickle
                                         -------------------------------
                                         Dennis Sickle
                                         Senior Vice President, Human Resources
                                         WorldCom, Inc.

                                  EXHIBIT INDEX


 EXHIBIT
 NUMBER                           DESCRIPTION
 ------                           -----------

   4.1 Articles of Amendment to the Second Amended and Restated Articles of Incorporation of WorldCom (amending former Article Seven by inserting Articles Seven D, E, F and G) (incorporated by reference to Exhibit
          3.1 to WorldCom's registration statement on Form S-8 dated August 22, 2001 (Registration No. 333-68204))

   4.2 Articles of Amendment to the Second Amended and Restated Articles of Incorporation of WorldCom (amending former Article Four by deleting the text thereof and substituting new Article Four) (incorporated by reference to Exhibit 3.2 to WorldCom's registration statement on Form S-8 dated August 22, 2001 (Registration No. 333-68204))

   4.3 Articles of Amendment to the Second Amended and Restated Articles of Incorporation of WorldCom (amending former Article Eleven by deleting the text thereof and substituting new Article Eleven) (incorporated by reference to Exhibit 3.3 to WorldCom's registration statement on Form S-8 dated August 22, 2001 (Registration No. 333-68204))

   4.4 Second Amended and Restated Articles of Incorporation of WorldCom (including preferred stock designations), as amended as of May 1, 2000 (incorporated by reference to Exhibit 3.4 to WorldCom's registration statement on Form S-8 dated August 22, 2001 (Registration No. 333-68204))

   4.5 Restated ByLaws of WorldCom (incorporated by reference to Exhibit 3.5 to WorldCom's registration statement on Form S-8 dated August 22, 2001 (Registration No. 333-68204))

   4.6 Rights Agreement between WorldCom and The Bank of New York, as Rights Agent, dated as of March 7, 2002 (incorporated by reference to Exhibit 1 to WorldCom's Form 8-A dated March 13, 2002 (File No. 0-11258))

  5.1* Opinion of Counsel as to the legality of the securities to be issued (incorporated by reference to Exhibit 5.1 to Post-Effective Amendment No. 1 on Form S-8 dated September 14, 1998 (Registration No. 333-36901))

  23.1    Consent of Arthur Andersen LLP (omitted pursuant to Rule 437(a))

  23.2* Consent of Counsel (included in Exhibit 5.1) (incorporated by reference to Exhibit 5.1 to Post-Effective Amendment No. 1 on Form S-8 dated September 14, 1998 (Registration No. 333-36901))

  24.1    Power of Attorney (included in Signature Pages)


*  Previously filed.